J. R. Billingsley
                             3157 West 33rd Avenue
                                Vancouver, B.C.
                                    V6N 2G6

                                 July 29, 1998

Mr. Thornton Donaldson
President
Urani9um Power Corporation
Suite 206 - 475 Howe Street
Vancouver, B.C.  V6C 2B3

Dear Mr. Donaldson:

Re:           Claim #S-106087, Northern Mining District, Saskatchewan
--------------------------------------------------------------------------------

Further to our meeting of July 7, 1998, I have documented the terms discussed. If these terms are agreeable they will form the basis of a FORMAL AGREEMENT that may be drawn at a later date.

1. Billingsley is the registered 100% owner of claim #S-106087, Northern Mining District, Saskatchewan.

2. Billingsley wished to enter into an agreement to have Uranium Power Corporation proceed with exploration on the claim.

3. Uranium Power Corporation agrees to compete an airborne geophysical survey of the claim, using the same type of surveys and equipment as they plan to use on their Hocking Lake and Henday Lake claims located in the Athabasca Basin, Northern Saskatchewan. Such survey will be conducted immediately following completion of the survey of their claims.

4. On or before Oct. 1, 1998, Uranium Power Corporation will notify Billingsley in writing at his above address, whether or not they intend to continue exploration and development of his claim.

          (a) If they decide not to continue, Uranium Power Corporation will file their exploration expenditures on the claim as assessment work to maintain the claim in good standing and give Billingsley a complete copy of the survey, its results, recommendations and any other pertinent information they have obtained.

          (b) If Uranium Power Corporation decides to continue with exploration and development of the claim, Billingsley will transfer his 100% ownership of the claim to them on the following terms:

               i. Fifty thousand free trading shares of Uranium Power Corporation common stock will be delivered to Mr. Murray Swetz.
               ii.  Billingsley will be paid $13,375.
               iii. Billingsley   will   receive   $0.35   per  pound  of  U3O8,
                    pitchblende or other uranium bearing minerals mined from the claim when the price of U3O8 is $18.00 per pound or less and $0.50 per pound when the price is $18.00 per pound or more. In the event that minerals other than uranium are mined from the claims, Billingsley will retain a 3% Net Smelter Return Royalty.
               iv. If exploration is successful and an economic feasibility study indicates the claim should be brought to production, Uranium Power Corporation will apply its best effort to bring the property to production as quickly as possible.

               v. A Formal Agreement based on these terms will be drawn.


                    Note:   All  prices  for U3O8  and  other  uranium  minerals
                    expressed in $U.S. and based on price received from sale of the U3O8.

                    TJD                                               JRB

5.       Area of Mutual Interest - 3 km from the claim perimeter.

6. The Agreement assignable by either party provided the Assignee agrees to be bound by and observe the terms and conditions and fulfill the obligations of Uranium Power Corporation.

7.        Any dispute will be settled by ARBITRATION.

8.        Normal default clause.

9.        Billingsley receive quarterly progress reports.

I hope the above terms and conditions meet with your approval and if so, please sign below.

I look forward to your participation and a successful program.

Yours sincerely,

J. R. BILLINGSLEY


/s/   J. R. Billingsley
-------------------------------------
signed J. R. Billingsley


Noted and accepted by
Mr. Thornton Donaldson
on behalf of Uranium Power Corporation

/s/ Thornton Donaldson
-------------------------------------
signed Thornton Donaldson




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